Exhibit 3.234

ARTICLES OF INCORPORATION

OF

CALIFORNIA TREATMENT SERVICES, INC.

ARTICLE I

The name of this corporation is California Treatment Services, Inc.

ARTICLE II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

The name and complete business address in the State of California of this corporation’s initial agent for service of process is:

Jerry J. Gumpel

c/o Zevnik Horton Guibord McGovern Palmer & Fognani, L.L.P.

101 West Broadway, 17th Floor

San Diego, California 92101

ARTICLE IV

This corporation is authorized to issue only one class of shares of stock which shall be designated common stock and the total number of shares which the corporation is authorized to issue is One Million (1,000,000) shares.

ARTICLE V

(a) The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

(b) The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through Bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, to the fullest extent permissible under California law.

(c) Any amendment, repeal or modification of any provision of this Article V shall not adversely affect any right or protection of an agent of this corporation existing at the time of such amendment, repeal or modification.

/s/ Jerry J. Gumpel
Jerry J. Gumpel, Incorporator

CALIFORNIA TREATMENT SERVICES B, INC.,

a California corporation

5686 Taft Avenue

La Jolla, California 92037

Telephone: (619) 283.7228

January 26,1999

Secretary of State

State of California

Division of Corporations

1500 Eleventh Street, Third Floor

Sacramento, California 95814-5701

Re:	California Treatment Services, Inc.

Dear Sir or Madam:

I am the President of California Treatment Services B, Inc., a California corporation (the “Company”).

On behalf of the Company, the Company hereby authorize Jerry J. Gumpel, Esq. of the law firm of Zevnik Horton Guibord McGovern Palmer & Fognani, L.L.P. to use of the name “California Treatment Services, Inc.”

Thank you for your attention to this matter. Please call if you have any questions.

Very truly yours,

CALIFORNIA TREATMENT SERVICES B, INC., a California corporation

By:	/s/ Dr. Robert B. Kahn
Dr. Robert B. Kahn, President

:lcm

A0523170	2042432
CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF CALIFORNIA TREATMENT SERVICES, INC.

Robert B. Kahn certifies that:

1. He is the president and the secretary of California Treatment Services, Inc., a California corporation.

2. The Articles of Incorporation of California Treatment Services, Inc., are hereby amended as follows:

Article I is hereby deleted in its entirety and replaced with the following:

ARTICLE 1

The name of this corporation is TREATMENT ASSOCIATES, INC.

3. The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of common stock of the corporation is 100. The number of common shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%. We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: March 30, 1999

/s/ Robert B. Kahn
Robert B. Kahn

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